Exhibit 23
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to The Lincoln Electric Company Employee Savings Plan of our reports (a) dated February 16, 2006, with respect to the consolidated financial statements and schedule of Lincoln Electric Holdings, Inc. and subsidiaries as of and for the year ended December 31, 2005, Lincoln Electric Holdings, Inc. and subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Lincoln Electric Holdings, Inc. and subsidiaries as of December 31, 2005 included in its Annual Report (Form 10-K) and (b) dated June 3, 2005, with respect to the financial statements and schedule of The Lincoln Electric Company Employee Savings Plan included in the Plan’s Annual Report (Form 11-K) for the year ended December 31, 2004, in each case filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Cleveland, Ohio
February 23, 2006